EXHIBIT 4

Form of Lock-up Letter

May 7, 2004

CB Richard Ellis Group, Inc.

865 South Figueroa Street, Suite 3400

Los Angeles, CA 90017

Credit Suisse First Boston LLC

Citigroup Global Markets Inc.

J.P. Morgan Securities Inc.

Lehman Brothers Inc.

Bear, Stearns & Co. Inc.

Goldman, Sachs & Co.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

c/o	Credit Suisse First Boston LLC

Eleven Madison Avenue

New York, NY 10010-3629

Dear Sirs:

As an inducement to the Underwriters to execute the Underwriting Agreement, pursuant to which an offering will be made that is intended to result in the establishment of a public market for the Class A Common Stock, $0.01 par value per share (the “Securities”), of CB Richard Ellis Group, Inc., and any successor (by merger or otherwise) thereto (the “Company”), the undersigned hereby agrees that from the date hereof and until 180 days after the public offering date set forth on the final prospectus used to sell the Securities (the “Public Offering Date”) pursuant to the Underwriting Agreement, to which you are or expect to become parties, the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Securities or securities convertible into or exchangeable or exercisable for any shares of Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston LLC. In addition, the undersigned agrees that, without the prior written consent of Credit Suisse First Boston LLC, it will not, during the period commencing on the date hereof and ending 180 days after the Public Offering Date, make any demand for or exercise any right with respect to, the registration of any Securities or any security convertible into or exercisable or exchangeable for the Securities.

Any Securities received upon exercise of options granted to the undersigned will also be subject to this Agreement. The restrictions contained in this Agreement will not apply to (i) any Securities sold by the undersigned pursuant to the Underwriting Agreement; (ii) any Securities or any security convertible into or exercisable or exchangeable for Securities acquired by the undersigned in the open market after the Public Offering Date; (iii) transfers of Securities or any security convertible into or exercisable or exchangeable for Securities as a bona fide gift or gifts; (iv) transfers or distributions of Securities or any security convertible into or exercisable or exchangeable for Securities to affiliates (as defined in Rule 405 under the Securities Act) of the undersigned; (v) if the undersigned is a partnership, corporation or limited liability company, distributions of Securities to any partners, shareholders or members of the undersigned; (vi) transfers by the undersigned or its distributee or transferee of Securities or securities convertible into or exercisable or exchangeable for Securities to a family member of the undersigned or its distributee or transferee or trust created for the benefit of the undersigned or its distributee or transferee or family member of the undersigned or its distributee or transferee; or (vii) any private resale of Securities; provided, that in the case of any transfer, distribution or resale, such transferee, distributee or purchaser agrees to be bound in writing by the terms of this Agreement prior to such transfer, distribution or resale.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Agreement.

This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Agreement shall lapse and become null and void on the earlier of the following: (i) if the Public Offering Date shall not have occurred on or before July 31, 2004, and (ii) the date that the Registration Statement on Form S-1 relating to the proposed offering is withdrawn.

Very truly yours,
Name: